Exhibit 10.1
LOAN AND SECURITY AGREEMENT
          THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of December 31, 2009 (the “Effective Date”) by and among (a) SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at One Newton Executive Park, Suite 200, 2221 Washington Street, Newton, Massachusetts 02462, as administrative agent and collateral agent (collectively, in such capacities, “Agent”) and as Issuing Lender (as defined herein), (b) the several banks and other financial institutions or entities from time to time parties to this Agreement (“Lenders”), and (c) TELECOMMUNICATION SYSTEMS, INC., a Maryland corporation (“TCS”), LONGHORN ACQUISITION, LLC, a Maryland limited liability company (“Longhorn”), SOLVERN INNOVATIONS, INC., a Maryland corporation (“Solvern”), QUASAR ACQUISITION, LLC, a Maryland limited liability company (“Quasar”), and NETWORKS IN MOTION, INC., a Delaware corporation (“NIM”, and together with TCS, Longhorn, Solvern and Quasar, jointly and severally, individually and collectively, referred to herein as “Borrower”), each with a principal place of business located at 275 West Street, Suite 400, Annapolis, Maryland 21401, provides the terms on which Lenders shall lend to Borrower and Borrower shall repay Lenders. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
          Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 14. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrower hereby unconditionally promises to pay Lenders the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement and to deduction of Reserves, each Revolving Lender severally agrees to make Advances from time to time in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Line Commitment; furthermore, such Advances shall not exceed the Availability Amount. Amounts borrowed under the Revolving Line may be repaid, and prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
          As part of the Revolving Line and subject to deduction of Reserves, Issuing Lender shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account; provided that Issuing Lender shall not be obligated to issue any Letter of Credit if any Lender is at such time a Defaulting Lender or Deteriorating Lender hereunder, unless Issuing Lender has entered into reasonably satisfactory arrangements with Borrower or such Lender to eliminate Issuing Lender’s risk with respect to such Lender. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of (A) Ten Million Dollars ($10,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount, or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount.
          (a) If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), there are any outstanding Letters of Credit, then on such date Borrower shall provide to Agent, for the benefit of Issuing Lender and Letter of Credit Lenders, cash collateral in an amount equal to 105% of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Issuing Lender in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Issuing Lender in its sole discretion and shall be subject to the terms and conditions of Issuing Lender’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrower agrees to execute any further documentation in connection with the Letters of Credit as Issuing Lender may reasonably request. Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Issuing Lender and opened for Borrower’s account or by Issuing Lender’s interpretations of any Letter of Credit issued by Issuing Lender for Borrower’s account, and Borrower understands and agrees that Issuing Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
          (b) The obligation of Borrower to immediately reimburse Issuing Lender for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application. If Issuing Lender shall not have received from Borrower the payment that it is required to make pursuant to this Section 2.1.2(b) with respect to any Letter of Credit, Issuing Lender will promptly notify Agent of any payment or disbursement made by Issuing Lender pursuant to such Letter of Credit (a “Letter of Credit Disbursement”) and Agent will promptly notify each Letter of Credit Lender of such Letter of Credit Disbursement and its Letter of Credit Commitment Percentage thereof, and each Letter of Credit Lender shall pay to Issuing Lender upon demand at Issuing Lender’s address for notices specified herein an amount equal to such Letter of Credit Lender’s Letter of Credit Commitment Percentage of such Letter of Credit Disbursement; upon such payment pursuant to this Section 2.1.2(b) to reimburse Issuing Lender for any Letter of Credit Disbursement, Borrower shall be required to reimburse Letter of Credit Lenders for such payments (including interest accrued thereon from the date of such payment until the date of such reimbursement at the rate applicable to Advances plus five percent (5%) per annum) on demand; provided that, if at the time of and after giving effect to such payment by Letter of Credit Lenders, the conditions to Credit Extensions set forth in Section 3.2 are satisfied, Borrower may, by written notice to Agent certifying that such conditions are satisfied and that all interest owing under this Section 2.1.2(b) has been paid, request that such payments by Letter of Credit Lenders be converted into Advances under the Revolving Line (a “Revolving Line Conversion”), in which case, if such conditions are in fact satisfied, Letter of Credit Lenders shall be deemed to have extended, and Borrower shall be deemed to have accepted, an Advance in the aggregate principal amount of such payment without further action on the part of any party, and the Total Letter of Credit Commitments shall be permanently reduced by such amount; any amount so paid pursuant to this Section 2.1.2(b) shall, on and after the payment date thereof, be deemed to be Advances under the Revolving Line for all purposes hereunder; provided, however, Issuing Lender, at its option, may effectuate a Revolving Line Conversion regardless of whether the conditions to Credit Extensions set forth in Section 3.2 are satisfied.
          (c) Borrower may request that Issuing Lender issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Issuing Lender shall treat such demand as an Advance to Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
          (d) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Issuing Lender shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Issuing Lender from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
          (e) Issuing Lender irrevocably agrees to grant and hereby grants to each Letter of Credit Lender, and, to induce Issuing Lender to issue Letters of Credit, each Letter of Credit Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from Issuing Lender, on the terms and conditions set forth below, for such Letter of Credit Lender’s own account and risk an undivided interest equal to such Letter of Credit Lender’s Letter of Credit Commitment Percentage in Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by Issuing Lender thereunder. Each Letter of Credit Lender agrees with Issuing Lender that, if a draft is paid under any Letter of Credit for which Issuing Lender is not reimbursed in full by Borrower pursuant to Section 2.1.2(e), such Letter of Credit Lender shall pay to Issuing Lender upon demand at Issuing Lender’s address for notices specified herein an amount equal to such Letter of Credit Lender’s Letter of Credit Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Letter of Credit Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Letter of Credit Lender may have against Issuing Lender, Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 3, (iii) any adverse change in the condition (financial or otherwise) of Borrower, (iv) any breach of this Agreement or any other Loan Document by Borrower or any other Letter of Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
          (f) If Issuing Lender shall make any Letter of Credit Disbursement in respect of a Letter of Credit, then, unless either Borrower shall reimburse such Letter of Credit Disbursement in full within the time period specified in Section 2.1.2(b) or Letter of Credit Lenders shall reimburse such Letter of Credit Disbursement in full on such date as provided in Section 2.1.2(b), in each case the unpaid amount thereof shall bear interest for the account of Issuing Lender, for each day from and including the date of such Letter of Credit Disbursement to but excluding the earlier of the date of payment by Borrower, at the rate per annum that would apply to such amount if such amount were an Advance; provided that the provisions of Section 2.4(b) shall be applicable to any such amounts not paid when due.
          (g) Issuing Lender may resign at any time by giving at least thirty (30) days’ prior written notice to Agent, Lenders and Borrower. Subject to the next succeeding sentences, upon the acceptance of any appointment as Issuing Lender hereunder by a Lender that shall agree to serve as successor Issuing Lender, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring Issuing Lender and the retiring Issuing Lender shall be discharged from its obligations to issue additional Letters of Credit hereunder without affecting its rights and obligations with respect to Letters of Credit previously issued by it. At the time such resignation shall become effective, Borrower shall pay all accrued and unpaid fees pursuant to Section 2.5(b). The acceptance of any appointment as Issuing Lender hereunder by a successor Lender shall be evidenced by an agreement entered into by such successor, in a form satisfactory to Borrower and Agent, and, from and after the effective date of such agreement, (i) such successor Lender shall have all the rights and obligations of the previous Issuing Lender under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the resignation of Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line and subject to deduction of Reserves, Borrower may enter into foreign exchange contracts with SVB under which Borrower commits to purchase from or sell to SVB a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the lesser of (A) Ten Million Dollars ($10,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse SVB for any amounts not paid by Borrower in connection with FX Forward Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

     2.1.4 Cash Management Services Sublimit. Borrower may use the Revolving Line for SVB’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in SVB’s various cash management services agreements (collectively, the “Cash Management Services”), in an aggregate amount not to exceed the lesser of (A) Ten Million Dollars ($10,000,000), minus (i) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (B) the lesser of Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, minus (ii) the Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount. Any amounts SVB pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.5 Term Loan.
          (a) Availability. Each Term Lender severally agrees to make a term loan available to Borrower in up to two (2) draws (as and when provided in this Section 2.1.5(a)) in an aggregate amount not to exceed such Term Lender’s Term Loan Commitment, subject to the satisfaction of the terms and conditions of this Agreement. The initial draw under the Term Loan shall be made on the Effective Date and shall be in the amount of Thirty Million Dollars ($30,000,000.00) (the “Initial Draw”). The remaining draw under the Term Loan shall be in the amount of Ten Million Dollars ($10,000,000.00) (the “Second Draw”) and shall (i) be made in accordance with the provisions hereof no later than September 30, 2010, (ii) be made upon not less than five (5) Business Days’ prior written notice from Borrower to Term Lenders, and (iii) be advanced by Term Lenders, only upon the reasonable determination by Term Lenders that all the conditions to Credit Extensions set forth in Section 3.2 are satisfied. In no event shall the aggregate amount of the Initial Draw and the Second Draw exceed the Term Loan Amount.
          (b) Use of Proceeds — Term Loan. Borrower acknowledges that it is indebted to SVB pursuant to certain term loans made pursuant to the Prior Loan Agreement with a current outstanding principal balance of $18,404,375.01 (the “Prior Term Loan”). Borrower acknowledges and agrees that a portion of the proceeds of the Term Loan hereunder shall be used to immediately repay in full all remaining outstanding principal and accrued and unpaid interest on the Prior Term Loan, together with any additional fees associated therewith under the terms of the Prior Loan Agreement.
          (c) Repayment. Borrower shall repay the Initial Draw under the Term Loan in (i) fifty four (54) equal consecutive monthly installments of principal, each in the amount of Five Hundred Fifty-Five Thousand Five Hundred Fifty-Five Dollars and 56/100 ($555,555.56), plus (ii) monthly payments of accrued interest as set forth in Section 2.4(a)(ii) below, commencing on January 29, 2010. Borrower shall repay the Second Draw under the Term Loan in (i) equal consecutive monthly installments of principal in an amount sufficient to fully amortize the principal balance of the Second Draw of the Term Loan over the number of months remaining prior to the Term Loan Maturity Date, plus (ii) monthly payments of accrued interest as set forth in Section 2.4(a)(ii) below, commencing on the last Business Day of the first month immediately following the month in which the Second Draw is funded. Each payment of the Initial Draw and the Second Draw of the Term Loan (each, a “Term Loan Payment”) shall be payable on the last Business Day of each month. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan (including both the Initial Draw and the Second Draw) as of such date. Once repaid, the Term Loan may not be reborrowed.
          (d) Prepayment. Borrower may, at any time and from time to time, prepay the Term Loan, in whole or in part, without premium or penalty, upon irrevocable notice delivered to Agent no later than 11:00 A.M., Eastern time one Business Day prior to the date of prepayment, which notice shall specify the date and amount of such prepayment; provided that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a refinancing, such notice of prepayment may be revoked by Borrower if the financing is not consummated. Upon receipt of any such notice of prepayment, Agent shall promptly notify each relevant Lender thereof. The principal amount specified in any such notice of prepayment shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of the Term Loan shall be in aggregate principal amounts of $1,000,000 or whole multiples thereof. Amounts to be applied in connection with prepayments made pursuant to this Section 2.1.5(d) shall be applied to the prepayment of the Term Loan in accordance with Section 2.6(d).

     2.2 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance other than Advances under Sections 2.1.2 or 2.1.4), Borrower shall notify Agent (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Eastern time one Business Day prior to the requested Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrower shall deliver to Agent by electronic mail or facsimile a completed Transaction Report executed by a Responsible Officer or his or her designee. Agent may rely on any telephone notice given by a person whom Agent reasonably believes is a Responsible Officer or designee. Upon receipt of any such notice from Borrower, Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its pro rata share of each borrowing available to Agent for the account of Borrower at the Funding Office prior to 2:00 P.M., Eastern time, on the requested Funding Date of the Advance in funds immediately available to Agent. Such borrowing will then be made available to Borrower by Agent crediting such Advances to the Designated Deposit Account. Agent may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions (in accordance with the terms of Section 2.6(h)) if the Advances are necessary to meet Obligations which have become due.
     2.3 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount exceeds the lesser of either the Revolving Line or the Borrowing Base (such excess amount being referred to herein as an “Overadvance”), Borrower shall immediately pay to Revolving Lenders in cash an amount equal to such Overadvance, which cash payment shall be applied to reduce the outstanding principal amount of Advances. Without limiting Borrower’s obligation to repay Revolving Lenders the amount of any Overadvance, Borrower agrees to pay Revolving Lenders interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.
     2.4 Payment of Interest on the Credit Extensions.
          (a) Interest Rate.
          (i) Advances. Subject to Section 2.4(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the Prime Rate, which interest shall be payable monthly, in arrears, in accordance with Section 2.4(g) below.
          (ii) Term Loan. Subject to Section 2.4(b), the principal amount outstanding under the Term Loan shall accrue interest at a floating per annum rate equal to one-half of one percentage point (0.50%) above the Prime Rate, which interest shall be payable monthly.
          (b) Default Rate. If any principal amount payable under any Loan Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest until paid at a rate per annum which is four percentage points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate”). Upon the occurrence and during the continuance of any other Event of Default, Agent, at the direction of Required Lenders, shall notify Borrower that all outstanding Obligations shall bear interest at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law. Fees and expenses which are required to be paid by Borrower pursuant to the Loan Documents (including, without limitation, Secured Party Expenses) but are not paid when due shall bear interest until paid at a rate per annum equal to the highest rate applicable to the Obligations. Payment or acceptance of the increased interest rate provided in this Section 2.4(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Lenders.
          (c) Adjustment to Interest Rate. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change. Agent shall, as soon as practicable, notify Borrower and the relevant Lenders of the effective date and the amount of each such change in the Prime Rate. Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Borrower and Lenders in the absence of manifest error.

          (d) Computation; 360-Day Year. In computing interest, the date of the making of any Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (e) Debit of Accounts. Agent may debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts Borrower owes Lenders when due. These debits shall not constitute a set-off.
          (f) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the last calendar day of each month.
          (g) Payment; Interest Computation; Float Charge. Interest is payable monthly on the last calendar day of each month. In computing interest on the Obligations, all Payments received after 12:00 p.m. Eastern time on any day shall be deemed received on the next Business Day. All wire transfers shall be deemed applied on account of the Obligations on the date of receipt thereof by Agent, and Agent shall be entitled to charge Borrower a “float” charge in an amount equal to one (1) Business Day interest, at the interest rate applicable to the Advances, on all Payments consisting of checks and/or other items of Payment other than wire transfers received by Agent for the account of Revolving Lenders. Said float charge is not included in interest for purposes of computing Minimum Monthly Interest (if any) under this Agreement. The float charge for each month shall be payable on the last day of the month. Agent shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Agent in its good faith business judgment, and Agent may charge Borrower’s Designated Deposit Account for the amount of any item of payment which is returned to Agent unpaid.
     2.5 Fees.
(a) Commitment Fee.
          (i) Borrower shall pay to Agent, for the account of the Revolving Lenders, a fully earned, non refundable commitment fee of Three Hundred Fifty Thousand Dollars ($350,000), equal to one percent (1.00%) of the Total Revolving Line Commitments, on the Effective Date; and
          (ii) Borrower shall pay to Agent, for the account of the Term Lenders, a fully earned, non refundable commitment fee of Six Hundred Thousand Dollars ($600,000), equal to one and one-half percent (1.50%) of the Total Term Loan Commitments, on the Effective Date.
(b) Letter of Credit Fees.
          (i) Borrower shall pay to Agent, for the account of each Letter of Credit Lender in accordance with its Letter of Credit Commitment Percentage, a letter of credit fee with respect to each outstanding Letter of Credit issued for the account of (or at the request of) Borrower equal to two percent (2.00%) per annum of the face amount of each such outstanding Letter of Credit, payable upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Issuing Lender; and
          (ii) Borrower shall pay to Issuing Lender, for its own account, Issuing Lender’s customary fees and expenses for the issuance, amendment, renewal or extension of any Letter of Credit issued for the account of (or at the request of) Borrower, payable upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Issuing Lender.
          (c) Unused Revolving Line Facility Fee. Borrower shall pay to Agent, for the account of each Revolving Lender in accordance with its Revolving Line Commitment Percentage, a fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to one-half of one percent (0.50%) per annum of the average unused portion of the Revolving Line, as determined by Agent. The unused portion of the Revolving Line, for the purposes of this calculation, shall include amounts reserved for products provided in connection with Cash Management Services and F/X Forward Contracts. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Revolving Lenders pursuant to this Section notwithstanding any termination of this Agreement or the suspension or termination of Revolving Lenders’ obligation to make loans and advances hereunder.
          (d) Secured Party Expenses. Borrower shall pay to Agent, for its own account and the account of each Lender, all Secured Party Expenses incurred through and after the Effective Date, when due.
          (e) Other Fees. Borrower shall pay to Agent for its own account fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.6 Payments; Pro Rata Treatment and Application of Payments.
          (a) All payments (including prepayments) to be made by Borrower under any Loan Document shall be made to Agent, for the account of Lenders, at the Funding Office in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 12:00 p.m. Eastern time on the date when due. Agent shall distribute such payments to Lenders in like funds as set forth in Section 2.7. Payments of principal and/or interest received after 12:00 p.m. Eastern time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
          (b) Agent shall apply the whole or any part of collected funds against the Revolving Line or credit such collected funds to a depository account of Borrower with SVB (or an account maintained by an Affiliate of SVB) in accordance with the terms of Sections 6.3(c) and 9.4. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Lenders or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
          (c) Each borrowing by Borrower from Lenders hereunder shall be made pro rata according to the respective Term Loan Commitment Percentages, Letter of Credit Commitment Percentages or Revolving Line Commitment Percentages, as the case may be, of the relevant Lenders.
          (d) Except as otherwise provided herein, each payment (including each prepayment) by Borrower on account of principal of and interest on the Term Loan shall be applied pro rata according to the respective outstanding principal amounts of the Term Loan then held by each Term Lender. The amount of each principal prepayment of the Term Loan shall be applied to reduce the then remaining installments of the Term Loan pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Term Loan may not be reborrowed.
          (e) Each payment (including each prepayment) by Borrower on account of principal of and interest on Advances under the Revolving Line shall be applied pro rata according to the respective outstanding principal amounts of the Advances then held by Revolving Lenders.
          (f) Unless Agent shall have been notified in writing by any Lender prior to the date of any borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to Agent, Agent may assume that such Lender is making such amount available to Agent, and Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such amount is not made available to Agent by the required time on the Funding Date therefor, such Lender shall pay to Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to Agent. If such Lender’s share of such borrowing is not made available to Agent by such Lender within three (3) Business Days after such Funding Date, Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the Term Loan or to Advances under the Revolving Line, as applicable, on demand, from Borrower.
          (g) Unless Agent shall have been notified in writing by Borrower prior to the date of any payment due to be made by Borrower hereunder that Borrower will not make such payment to Agent, Agent may assume that Borrower is making such payment, and Agent may, but shall not be required to, in reliance upon such assumption, make available to Lenders their respective pro rata shares of a corresponding payment amount. If such payment is not made to Agent by Borrower within three (3) Business Days after such due date, Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of Agent or any Lender against Borrower.
          (h) Notwithstanding anything to the contrary in this Agreement, Agent may, in its discretion at any time or from time to time, without Borrower’s request and even if the conditions set forth in Section 3.2 would not be satisfied, make an Advance in an amount equal to the portion of the Obligations constituting interest and fees from time to time due and payable to itself, any Revolving Lender or Issuing Lender, and apply the proceeds of any such Advance to those Obligations; provided that, if the conditions set forth in Section 3.2 are not satisfied, the making of any such Advance shall require the consent of the Required Lenders; provided further that, after giving effect to any such Advance, the aggregate outstanding Advances will not exceed the Total Revolving Line Commitments.
     2.7 Settlement Procedures.
          (a) The amount of each Lender’s Revolving Line Commitment Percentage of outstanding Advances shall be computed every third Business Day (or more frequently in Agent’s discretion) and shall be adjusted upward or downward based on all Advances and repayments of Advances received by Agent as of 3:00 p.m. Eastern time on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by Agent.
          (b) Agent shall deliver to each Lender promptly after a Settlement Date a summary statement of the amount of outstanding Advances for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) Agent shall transfer to each Lender its Revolving Line Commitment Percentage of repayments, and (ii) each Lender shall transfer to Agent (as provided below) or Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Advances made by each Lender shall be equal to such Lender’s Revolving Line Commitment Percentage of all Advances outstanding as of such Settlement Date. If the summary statement requires transfers to be made to Agent by Lenders and is received prior to 11:00 a.m. Eastern time on a Business Day, such transfers shall be made in immediately available funds no later than 2:00 p.m. Eastern time that day; and, if received after 11:00 a.m. Eastern time, then no later than 2:00 p.m. Eastern time on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by Agent. If and to the extent any Lender shall not have so made its transfer to Agent, such Lender agrees to pay to Agent, on demand, such amount, with interest thereon, for each day from such date until the date such amount is paid to Agent, equal to the greater of (i) the Federal Funds Effective Rate or (ii) a rate determined by Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing, or similar fees customarily charged by Agent in connection with the foregoing.
     2.8 Taxes.
          (a) All payments made by Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on Agent or any Lender as a result of a present or former connection between Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein. If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to Agent or any Lender hereunder, the amounts so payable to Agent or such Lender shall be increased to the extent necessary to yield to Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement; provided, however, that Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of Section 2.8(d) or Section 2.8(e) or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.8(a).
          (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Whenever any Non-Excluded Taxes or Other Taxes are payable by Borrower, as promptly as possible thereafter, Borrower shall send to Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify Agent and Lenders for any incremental taxes, interest or penalties that may become payable by Agent or any Lender as a result of any such failure.
          (d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (a “Non-U.S. Lender”) shall deliver to Borrower and Agent (or in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, an Exemption Certificate and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.
          (e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to TCS (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.
          (f) If Agent or any Lender determines, in its sole discretion, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 2.8, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by Borrower under this Section 2.8 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.
          (g) The agreements in this Section 2.8 shall survive the termination of this Agreement and the payment of the Obligations and all other amounts payable hereunder.

     3 CONDITIONS OF LOANS
     3.1 Conditions Precedent to Initial Credit Extension. The obligation of each Lender to make the initial Credit Extension is subject to the condition precedent that Agent shall have received, in form and substance reasonably satisfactory to Agent, such documents, and completion of such other matters, as Agent may reasonably deem necessary or appropriate, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, including, without limitation:
          (a) duly executed signatures to the Loan Documents (other than the Fee Letter);
          (b) duly executed signatures to the Control Agreements;
          (c) copies of each Borrower’s Operating Documents and a good standing certificate of each Borrower certified by the Secretary of State of each applicable jurisdiction as of a date no earlier than thirty (30) days prior to the Effective Date;
          (d) duly executed signatures to the Secretary’s Certificate and Borrowing Resolutions for each Borrower;
          (e) a certificate signed by an authorized officer of each Borrower, reasonably satisfactory in form and substance to Agent, certifying that (i) the conditions specified in Section 3.2(b) have been satisfied, and (ii) as of the Effective Date after giving effect to the transactions contemplated hereby, Borrower is solvent;
          (f) evidence that all amounts outstanding under the Prior Loan Agreement have been, or will concurrently with the funding of the initial Credit Extension be, paid in full;
          (g) certified copies, dated as of a recent date, of financing statement searches, as Agent shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (h) the Perfection Certificate of each Borrower, together with the duly executed signatures thereto;
          (i) a landlord’s consent in favor of Agent for each of Borrower’s leased locations by the respective landlord thereof, as required by Agent, together with the duly executed signatures thereto;
          (j) a bailee’s/warehouseman’s waiver executed by each bailee, if any, of Borrower as required by Agent, in favor of Agent;
          (k) a legal opinion of Borrower’s counsel, in form and substance acceptable to Agent, in its reasonable discretion, dated as of the Effective Date together with the duly executed signature thereto;
          (l) evidence satisfactory to Agent that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Agent;
          (m) payment of the fees and Secured Party Expenses then due as specified in Section 2.5 hereof;
          (n) evidence that the capital structure of Borrower and its Subsidiaries is acceptable to Agent, in its sole discretion; and
          (o) such other documents, certificates and agreements in respect of Borrower and its Subsidiaries as Agent may request, in its sole discretion.

     3.2 Conditions Precedent to all Credit Extensions. The obligation of each Lender to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
          (a) except as otherwise provided in Section 2.2, timely receipt of an executed Transaction Report;
          (b) (i) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and (ii) no Default or Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) in Agent’s reasonable discretion, after consultation with Borrower, there has not been: (i) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (iii) a material impairment of the prospect of repayment of the Obligations.
     3.3 Covenant to Deliver. Borrower agrees to deliver to Agent each item required to be delivered to Agent under this Agreement (as of the applicable date of delivery for such item as provided in this Agreement or the other Loan Documents, including any applicable grace periods) as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Agent of any such item shall not constitute a waiver by Agent or any Lender of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Agent’s sole discretion (unless Required Lenders otherwise direct Agent to cease making Credit Extensions).
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Borrower hereby grants Agent, for the ratable benefit of the Secured Parties, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Agent, for the ratable benefit of the Secured Parties, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.
     4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Agent’s Lien under this Agreement). If Borrower shall acquire a commercial tort claim, Borrower shall promptly notify Agent in a writing signed by Borrower of the general details thereof and grant to Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Agent.
          If this Agreement is terminated, Agent’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations and at such time as Lenders’ obligation to make Credit Extensions has terminated in accordance with the terms of this Agreement, Agent shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.
     4.3 Authorization to File Financing Statements. Borrower hereby authorizes Agent to file financing statements, without notice to Borrower, with any necessary jurisdictions to perfect or protect Agent’s interest or rights hereunder, including an appropriate notice that any disposition of certain of the Collateral by either Borrower or any other Person (other than such dispositions as are expressly permitted pursuant to the terms of this

Agreement or any other Loan Document) shall be deemed to violate the rights of Agent under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Agent’s discretion.
     5 REPRESENTATIONS AND WARRANTIES
          To induce Agent and Lenders to enter into this Agreement and to make the Credit Extensions hereunder, Borrower represents and warrants to Agent and each Lender as follows:
     5.1 Due Organization; Authorization; Power and Authority. Each Borrower and each of its Subsidiaries is duly existing and in good standing in its jurisdiction of formation and each is qualified and licensed to do business and each is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Agent a completed certificate signed by each Borrower, entitled “Perfection Certificate”. Borrower represents and warrants to Agent and each Lender that: (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) except as otherwise indicated in the Perfection Certificate, no Borrower (or any of its predecessors) has, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to each Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Agent of such occurrence and provide Agent with Borrower’s organizational identification number.
          The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and has the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with SVB, the deposit accounts, if any described in the Perfection Certificate delivered to Agent in connection herewith, or of which Borrower has given Agent notice and taken such actions as Agent has requested to give Agent, for the ratable benefit of the Secured Parties, a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
          The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Agent and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Agent in its sole discretion.

          All Inventory included in Borrower’s Books and intended for sale to its customers is in all material respects of good and marketable quality, free from material defects.
          Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate. Each Patent which it owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a material adverse effect on Borrower’s business.
          Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.
     5.3 Accounts Receivable; Inventory. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Account is and shall be true and correct in all material respects and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all material respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Agent may notify any Account Debtor owing Borrower money of Agent’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. Except as set forth on the Perfection Certificate, there are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving any individual claim in excess of Fifty Thousand Dollars ($50,000) or two or more claims involving One Hundred Thousand Dollars ($100,000) in the aggregate.
     5.5 Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Agent, and distributed to each Lender, fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations as of the dates and for the periods indicated therein. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Agent and distributed to each Lender.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules of any applicable Governmental Authority, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.

     5.8 Subsidiaries; Investments. Except as set forth in the Perfection Certificate, Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, other than those that are not yet delinquent, or that are contested in good faith as to which adequate reserves have been provided to the extent required by law and in accordance with GAAP. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Agent in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any material claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely (a) to refinance all outstanding obligations under the Prior Loan Agreement and to pay fees and expenses related thereto, (b) as working capital, (c) to fund its general business requirements and not for personal, family, household or agricultural purposes, and (d) to fund Permitted Acquisitions and to pay fees and expenses related thereto.
     5.11 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Agent or any Lender, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Agent or any Lender, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Agent and Lenders that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     5.12 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge, knowledge means the actual knowledge, after reasonable investigation, of the Responsible Officers.
     6 AFFIRMATIVE COVENANTS
          Borrower shall do all of the following:
     6.1 Government Compliance. Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which could have a material adverse effect on Borrower’s business.
     6.2 Financial Statements, Reports, Certificates.
          (a) Borrower shall provide Agent, for distribution to each Revolving Lender or Term Lender, as applicable, with the following:
               (i) (A) monthly, within thirty (30) days after the end of each month, and (B) upon each request for a Credit Extension, a Transaction Report; provided that, upon the occurrence and during the continuance of any Event of Default, such Transaction Report shall be delivered weekly and upon each request for a Credit Extension;

               (ii) within fifteen (15) days after the end of each month, (A) monthly accounts receivable agings, aged by invoice date, (B) monthly accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (C) monthly reconciliations of accounts receivable agings (aged by invoice date), transaction reports, deferred revenue report and general ledger;
               (iii) as soon as available, and in any event within thirty (30) days after the end of each month, monthly management prepared unaudited financial statements;
               (iv) within thirty (30) days after the end of each month, a monthly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Agent shall reasonably request, including, without limitation, a statement that at the end of such month there were no held checks;
               (v) as soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter of Borrower, quarterly consolidated and consolidating management prepared unaudited financial statements;
               (vi) within sixty (60) days prior to the end of each fiscal year of Borrower, annual financial projections for the following fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections; and within sixty (60) days after the end of each fiscal year of Borrower, annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the current fiscal year of Borrower, as approved by Borrower’s board of directors;
               (vii) as soon as available, and in any event within one hundred twenty (120) days following the end of Borrower’s fiscal year, annual consolidated and consolidating financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Agent; and
               (viii) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more.
          (b) Borrower shall provide Agent, for distribution to each Revolving Lender or Term Lender, as applicable, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet.
     6.3 Accounts Receivable.
          (a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Agent, for distribution to each Revolving Lender, transaction reports and schedules of collections, as provided in Section 6.2, on Agent’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Agent’s Lien and other rights in all of Borrower’s Accounts, nor shall Lenders’ failure to advance or lend against a specific Account affect or limit Agent’s Lien and other rights therein. If requested by Agent, Borrower shall furnish Agent with copies (or, at Agent’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Agent, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.
          (b) Disputes. Borrower shall promptly notify Agent of all disputes or claims relating to Accounts (i) in excess of an aggregate amount for any Account Debtor in excess Two Hundred Fifty Thousand Dollars ($250,000) and (ii) in excess of an aggregate amount for all Account Debtors of One Million Dollars

($1,000,000). Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Agent in the regular reports provided to Agent; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the Availability Amount.
          (c) Collection of Accounts. Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Agent may specify, pursuant to a blocked account agreement in form and substance satisfactory to Agent in its sole discretion. Whether or not an Event of Default has occurred and is continuing, Borrower shall hold all payments on, and proceeds of, Accounts in trust for Agent and Lenders, and Borrower shall promptly deliver all such payments and proceeds to Agent in their original form, duly endorsed, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof.
          (d) Returns. Provided that no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrower, Borrower shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Agent, upon request from Agent. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall hold the returned Inventory in trust for Agent and Lenders, and immediately notify Agent of the return of the Inventory.
          (e) Verification. Agent may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Agent.
          (f) No Liability. Neither Agent nor any Lender shall be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Agent or any Lender be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Agent or any Lender from liability for its own gross negligence or willful misconduct.
     6.4 Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Agent in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations pursuant to the terms of Section 9.4 hereof; provided that, if no Default or Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Agent the proceeds of the sale of worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Five Hundred Thousand Dollars ($500,000) or less (for all such transactions in any fiscal year). Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Agent and Lenders. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
     6.5 Taxes; Pensions; Withholding. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Agent, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.6 Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided that no notice is required if an Event of Default has occurred and is continuing), Agent, or its agents, shall have the right, on an annual basis (or more frequently in Agent’s sole discretion after a Default or an Event of Default has occurred and is continuing), to inspect the Collateral and the right to audit and copy Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Agent’s then-current standard charge for the same), plus reasonable out-of-pocket expenses; provided, however, that the cost of such inspections and audits will not exceed Fifteen Thousand Dollars ($15,000) in any twelve (12) month period (excluding the cost of inspections and audits conducted after the occurrence and during the continuance of an Event of Default) and such inspections and audits will not be conducted more frequently than once in any calendar quarter (unless a Default or an Event of Default has occurred and is continuing, in which case such inspections and audits may be conducted more frequently in Agent’s sole discretion). In the event Borrower and Agent schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Agent, then (without limiting any of Agent’s rights or remedies), Borrower shall pay Agent a fee of $1,000 plus any out-of-pocket expenses incurred by Agent to compensate Agent for the anticipated costs and expenses of the cancellation or rescheduling.
     6.7 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Agent may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Agent. All property policies shall have a lender’s loss payable endorsement showing Agent as an additional lender loss payee and waive subrogation against Agent and shall provide that the insurer must give Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy. All liability policies shall show, or have endorsements showing, Agent as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Agent at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Agent’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Agent’s option, be payable to Agent on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to One Hundred Thousand Dollars ($100,000) with respect to any loss, but in any event not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Agent has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Agent, be payable to Agent on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Agent with respect to such insurance, Agent may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies that Agent deems prudent.
     6.8 Operating Accounts.
          (a) Maintain its and its Subsidiaries’ primary depository and operating accounts with SVB and SVB’s affiliates, and maintain with Lenders depository, operating and securities accounts which represent at least seventy percent (70%) of the dollar value of Borrower’s and such Subsidiaries’ accounts at all financial institutions (with all excess funds maintained at or invested through Lenders or affiliates of Lenders), excluding cash collateral held at other financial institutions used to secure letters of credit or cash held as lease deposits; and
          (b) Provide Agent five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than SVB or SVB’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall, upon Agent’s request, cause the applicable bank or financial institution (other than SVB) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Agent’s Lien in such Collateral Account in accordance with the terms hereunder, which Control Agreement may not be terminated without the prior written consent of Agent. The provisions of the previous sentence shall not apply to (i) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Agent by Borrower as such, (ii) deposits held at other financial institutions used to secure letters of credit, (iii) cash held as lease deposits, and (iv) other Collateral Accounts having account balances less than One Million Dollars ($1,000,000).
     6.9 Financial Covenants.

          Maintain as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:
          (a) Adjusted Quick Ratio. (i) for each monthly period beginning with the monthly period ending December 31, 2009 through and including the monthly period ending June 30, 2010, an Adjusted Quick Ratio of not less than 1.10:1.00; and (ii) for each monthly period beginning with the monthly period ending July 31, 2010 and as of the last day of each monthly period thereafter, an Adjusted Quick Ratio of not less than 1.25:1.00.
          (b) Fixed Charge Coverage Ratio. (i) for each quarterly period beginning with the quarterly period ending December 31, 2009 through and including the quarterly period ending December 31, 2010, a Fixed Charge Coverage Ratio of not less than 1.25:1.00; and (ii) for each quarterly period beginning with the quarterly period ending March 31, 2011 and as of the last day of each quarterly period thereafter, a Fixed Charge Coverage Ratio of not less than 1.50:1.00.
     6.10 Protection and Registration of Intellectual Property Rights.
          (a) (i) Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Agent in writing of material infringements of its material Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Agent’s prior written consent, such consent not to be unreasonably withheld.
          (b) If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Agent and shall execute such intellectual property security agreements and other documents and take such other actions as Agent shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent, for the ratable benefit of the Secured Parties, in such property. If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Agent with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Agent in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Agent copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Agent to perfect and maintain a first priority security interest in such property.
          (c) Provide written notice to Agent within thirty (30) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Agent requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Agent to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Agent to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Agent’s rights and remedies under this Agreement and the other Loan Documents.
     6.11 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Agent, without expense to Agent, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to Borrower.
     6.12 Creation/Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary: (a) Borrower and such Subsidiary shall promptly notify Agent of the creation or acquisition of such new Subsidiary and, at Agent’s request, in its sole discretion, take all such action as may be reasonably required by

Agent to cause each such new Subsidiary to, in Agent’s sole discretion, become a co-Borrower or Guarantor under the Loan Documents and grant a continuing pledge and security interest in and to the assets of such new Subsidiary (substantially as described on Exhibit A hereto); and (b) Borrower or such Subsidiary shall, at Agent’s request, grant and pledge to Agent, for the ratable benefit of the Secured Parties, a perfected security interest in the stock, units or other evidence of ownership of such new Subsidiary (provided that, in the case of each entity that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code, Borrower or such Subsidiary shall only be required to pledge 66% of the capital stock of each new first-tier foreign Subsidiary to the extent the pledge of any greater percentage would, in the good faith judgment of Borrower or such Subsidiary, as applicable, result in material adverse tax consequences to Borrower or such Subsidiary, as applicable).
     6.13 Further Assurances. Execute any further instruments and take further action as Agent reasonably requests to perfect or continue Agent’s Lien in the Collateral, and deliver to Agent, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law that, if not complied with or maintained, could reasonably be expected to have a material adverse effect on the operations of Borrower or any of its Subsidiaries.
     7 NEGATIVE COVENANTS
          Borrower shall not do any of the following without the prior written consent of Required Lenders:
     7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers: (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) in connection with Permitted Liens and Permitted Investments; (d) of non-exclusive licenses for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States; (e) between or among Borrowers; and (f) other Transfers of property having a fair market value not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate in any calendar year.
     7.2 Changes in Business, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve (other than a liquidation or dissolution of a Borrower that is a Subsidiary of TCS, pursuant to which the assets of such Borrower are distributed to TCS before, or within three (3) Business Days after, such liquidation or dissolution, and TCS has caused the former assets of such Borrower to be pledged to the Agent for the benefit of the Secured Parties to the extent required pursuant to the terms of this Agreement); or (c) permit or suffer any Change in Control.
          Borrower shall not, without at least thirty (30) days prior written notice to Agent: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than One Hundred Thousand Dollars ($100,000) in Borrower’s assets or property at any one location and not more than Five Hundred Thousand Dollars ($500,000) in the aggregate at all such locations) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Fifty Thousand Dollars ($50,000) to a bailee that has not executed and delivered a bailee agreement with Agent, such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Agent in its sole discretion.
     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person in an acquisition or acquisitions in which the aggregate consideration paid for all such acquisitions after the Effective Date exceeds Five Million Dollars ($5,000,000) (a “Permitted Acquisition”); provided, however, that no Default or Event of Default shall exist immediately prior to or immediately after giving effect to such Permitted Acquisition. A Subsidiary may merge or consolidate into another Subsidiary or into a Borrower, and a Borrower may merge or consolidate into another Borrower.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Agent) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
     7.7 Distributions; Investments.
          (a) Pay any dividends or make any distribution or payment with respect to any capital stock or other equity interests of any Borrower, or redeem, retire, purchase or otherwise acquire any capital stock or other equity interests of any Borrower, with the following exceptions:
          (i) dividends, distributions and other payments between or among Borrowers;
          (ii) dividends payable solely in the common stock or other common equity interests of any Borrower; and
          (iii) as long as no Event of Default then exists or would result therefrom, the redemption, retirement, purchase or other acquisition, directly or indirectly, of any capital stock or other equity interests of Borrower in an aggregate amount not to exceed Two Million Dollars ($2,000,000) from and after the Effective Date.
          (b) Directly or indirectly make any Investment other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions between one Borrower and another Borrower or with any Subsidiary of a Borrower that is a party to the Loan Documents, or that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and transactions permitted pursuant to the terms of Section 7.2 or Section 7.3 hereof.
     7.9 Repayment of Indebtedness; Amendment of Subordinated Debt. (a) Make or permit any payment on any Indebtedness, except (i) as long as no Event of Default then exists or would arise therefrom, regularly scheduled repayments of Permitted Indebtedness (other than Subordinated Debt), (ii) payments permitted pursuant to the terms of the subordination, intercreditor, or other similar agreement to which any Subordinated Debt (other than the NIM Subordinated Notes) is subject, (iii) as long as no Event of Default then exists or would arise therefrom, payments with respect to purchase price adjustments in connection with the Solvern Acquisition and the Sidereal Acquisition, and (iv) as long as the Payment Conditions are satisfied, the regularly scheduled repayment of principal and interest on account of the NIM Subordinated Notes; or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Lenders.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     7.11 Subsidiary Limitations. Permit any Subsidiary that is not a Borrower to maintain assets in an aggregate amount for all such Subsidiaries in excess of Three Million Dollars ($3,000,000).
     8 EVENTS OF DEFAULT
          Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
     8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within five (5) Business Days after such Obligations are due and payable (which five (5) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date or the Term Loan Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, or 6.11, or violates any covenant in Section 7; or
          (b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within fifteen (15) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the fifteen (15) day period or cannot after diligent attempts by Borrower be cured within such fifteen (15) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
     8.3 Material Adverse Change; Change in Control. A Material Adverse Change or a Change in Control occurs;
     8.4 Attachment; Levy; Restraint on Business.
          (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with SVB or any SVB Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets with a fair market value of Five Hundred Thousand Dollars ($500,000) or more, individually or in the aggregate, by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during the 10-day cure period (unless such Event of Default is cured before the expiration of such period); or

          (b) (i) any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;
     8.5 Insolvency. (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within forty-five (45) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties: (a) any default by Borrower under any agreement relating to Indebtedness resulting in a right by the holder of such Indebtedness, whether or not exercised, to accelerate the maturity of such Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (b) any default by Borrower under any such agreement, the result of which could reasonably be expected to have a Material Adverse Change;
     8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least One Million Dollars ($1,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);
     8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Agent or any Lender or to induce Agent or any Lender to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or the Subordination Agreement; or
     8.10 Governmental Approvals. Any Governmental Approval shall have been revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course, and such revocation, rescission, suspension, modification or non-renewal has had, or could reasonably be expected to have, a Material Adverse Change.
     9 RIGHTS AND REMEDIES UPON EVENT OF DEFAULT
     9.1 Rights and Remedies. While an Event of Default occurs and continues, with the consent of Required Lenders, Agent may, or upon the request of Required Lenders, Agent shall, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable; provided, however, if an Event of Default described in Section 8.5 occurs, all Obligations are immediately due and payable without any action by Agent;
          (b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Agent or any Lender; provided, however, if an Event of Default described in Section 8.5 occurs, the Commitments and the obligation of each Lender to make Advances and any obligation of Issuing Lender to issue Letters of Credit shall automatically terminate without any action by Agent;
          (c) demand that Borrower (i) deposit cash with Agent in an amount equal to 105% of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Issuing Lender in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; provided, however, if an Event of Default described in Section 8.5 occurs, the obligation of Borrower to cash collateralize all Letters of Credit remaining undrawn shall automatically become effective without any action by Agent;
          (d) terminate any FX Forward Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Agent considers advisable, notify any Person owing Borrower money of Agent’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Agent requests and make it available as Agent designates. Agent may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all reasonable expenses incurred. Borrower grants Agent a license to enter and occupy any of its premises, without charge, to exercise any of Agent’s rights or remedies;
          (g) apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Agent owing to or for the credit or the account of Borrower;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Agent is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Agent’s benefit;
          (i) place a “hold” on any account maintained with Agent and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrower’s Books; and
          (k) exercise all rights and remedies available to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Borrower hereby irrevocably appoints Agent as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Agent determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Agent or a third party as the Code permits. Borrower hereby appoints Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Agent’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Agent is under no further obligation to make Credit Extensions hereunder. Agent’s foregoing appointment as Borrower’s attorney-in-fact, and all of Agent’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Lenders’ obligation to provide Credit Extensions terminates.

     9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Agent may obtain such insurance or make such payment, and all amounts so paid by Agent are Secured Party Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Agent will make reasonable efforts to provide Borrower with notice of Agent obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Agent are deemed an agreement to make similar payments in the future or Agent’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds.
          (a) Unless an Event of Default has occurred and is continuing, Agent may apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Secured Party Expenses, including, without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Agent and Lenders in the exercise of their rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Agent shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Lenders for any deficiency. Borrower shall have no right to specify the order or the accounts to which Agent shall allocate or apply any payments required to be made by Borrower to Lenders or otherwise received by Agent or any Lender under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.
          (b) If an Event of Default has occurred and is continuing, Agent shall apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in the following order:
          First, to payment of that portion of the Obligations (excluding Cash Management Services and F/X Forward Contracts) constituting fees, indemnities, Secured Party Expenses and other amounts (including fees, charges and disbursements of counsel to Agent and amounts payable under Section 2.8) payable to Agent, in its capacity as such;
          Second, to payment of that portion of the Obligations (excluding Cash Management Services and F/X Forward Contracts) constituting indemnities, Secured Party Expenses, and other amounts (other than principal, interest and fees) payable to Lenders and Issuing Lender (including fees, charges and disbursements of counsel to the respective Lenders and Issuing Lender and amounts payable under Section 2.8), ratably among them in proportion to the amounts described in this clause Second payable to them;
          Third, to the extent not previously reimbursed by Lenders, to payment to Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Overadvances, ratably among the Lenders in proportion to the amounts described in this clause Third payable to them;
          Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Advances, the Term Loan and the other Obligations, and fees (including letter of credit fees), ratably among Lenders and Issuing Lender in proportion to the respective amounts described in this clause Fourth payable to them;
          Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Advances, the Term Loan and the other Obligations and to cash collateralize the aggregate undrawn amount of Letters of Credit in accordance with the provisions of Section 9.1 hereof, ratably among Lenders and Issuing Lender in proportion to the respective amounts described in this clause Fifth held by them;
          Sixth, to payment of that portion of the Obligations arising from Cash Management Services and F/X Forward Contracts, payable to SVB and SVB’s Affiliates;

          Seventh, to payment of all other Obligations (including, without limitation, the cash collateralization of unliquidated indemnification obligations as provided in Section 13.4), ratably among Secured Parties in proportion to the respective amounts described in this clause Sixth held by them; and
          Eighth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or credited to a depository account of Borrower with SVB (or an account maintained by an Affiliate of SVB) or as otherwise required by Law; Borrower shall remain liable to Lenders for any deficiency.
          Amounts used to cash collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
          If Agent, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Agent shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Agent of cash therefor.
     9.5 Agent’s Liability for Collateral. So long as Agent complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Agent, Agent shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Agent’s or any Lender’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Agent or any Lender thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Agent’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Agent has all rights and remedies provided under the Code, by law, or in equity. Agent’s exercise of one right or remedy is not an election and shall not preclude Agent from exercising any other remedy under this Agreement or other remedy available at law or in equity, and waiver of any Event of Default is not a continuing waiver. Agent’s or any Lender’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Agent or any Lender on which Borrower is liable.
     9.8 Borrower Liability. Any Borrower may, acting singly, request Advances hereunder. Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to requesting Advances/Credit Extensions hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Advances/Credit Extensions made hereunder, regardless of which Borrower actually receives said Advances/Credit Extensions, as if each Borrower hereunder directly received all Advances/Credit Extensions. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Agent or any Lender to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Agent may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, until the Obligations have been indefeasibly paid in full, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Agent or any Lender under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this

Agreement or otherwise. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Agent and Lenders and such payment shall be promptly delivered to Agent for application to the Obligations, whether matured or unmatured.
     10 AGENT
     10.1 Appointment and Authority.
          (a) Each Lender hereby irrevocably appoints SVB to act on its behalf as Agent hereunder and under the other Loan Documents and authorizes Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
          (b) The provisions of this Section 10 are solely for the benefit of Agent, Lenders and Issuing Lender, and neither Borrower nor any Guarantor shall have rights as a third party beneficiary of any of such provisions. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent shall not have any duties or responsibilities to any Lender or any other Person, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.
     10.2 Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
     10.3 Exculpatory Provisions. Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Agent shall not:
          (a) be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
          (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), as applicable; provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as Agent or any of its Affiliates in any capacity.
          Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.1) or (ii) in the absence of its own gross negligence or willful misconduct.
          Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.
     10.4 Reliance by Agent. Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that, by its terms, must be fulfilled to the satisfaction of a Lender, Agent may presume that such condition is satisfactory to such Lender unless Agent shall have received notice to the contrary from such Lender prior to the making of such Credit Extension. Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of Required Lenders (or such other number or percentage of Lenders as shall be provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon Lenders and all future holders of the Loans.
     10.5 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders (or, if so specified by this Agreement, all Lenders); provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action or refrain from taking such action with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
     10.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates has made any representations or warranties to it and that no act by Agent hereafter taken, including any review of the affairs of a Group Member or any Affiliate of a Group Member, shall be deemed to constitute any representation or warranty by Agent to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates and made its own decision to make its Credit Extensions hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent hereunder, Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any Affiliate of a Group Member that may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates.
     10.7 Indemnification. Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower or any Guarantor and without limiting the obligation of Borrower or any Guarantor to do so, according to its Commitment Percentage in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Obligations shall have been paid in full, in accordance with its Commitment Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
     10.8 Agent in Its Individual Capacity. The Person serving as Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower, any Guarantor or any Subsidiary or other Affiliate thereof as if such Person were not Agent hereunder and without any duty to account therefor to Lenders.
     10.9 Successor Agent. Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the State of New York, or an Affiliate of any such bank with an office in the State of New York. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the retiring Agent shall notify Borrower and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Agent on behalf of the Secured Parties under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed and such collateral security is assigned to such successor Agent) and (2) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this Section 10.9. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.9). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section 10 and Section 13.12 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
     10.10 Defaulting Lender.
          (a) If for any reason any Lender shall fail or refuse to abide by its obligations under this Agreement, including, without limitation, its obligation to make available to Agent its Revolving Line Commitment Percentage of any Advances, expenses or setoff or purchase its Letter of Credit Commitment Percentage of a participation interest in the Letters of Credit and such failure is not cured within two (2) days of receipt from Agent of written notice thereof, then, in addition to the rights and remedies that may be available to the other Secured Parties, Borrower or any other party at law or in equity, and not at limitation thereof, (i) such Defaulting Lender’s right to participate in the administration of, or decision-making rights related to, the Obligations, this Agreement or the other Loan Documents shall be suspended during the pendency of such failure or refusal, and (ii) a Defaulting Lender shall be deemed to have assigned any and all payments due to it from Borrower, whether on account of outstanding Advances, interest, fees or otherwise, to the remaining non-Defaulting Lenders for application to, and reduction of, their proportionate shares of all outstanding Obligations until, as a result of application of such assigned payments, Lenders’ respective Commitment Percentages of all outstanding Obligations shall have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency, and (iii) at the option of Agent, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Agent as cash collateral for future funding obligations of the Defaulting Lender in respect of any Advance or existing or future participating interest in any Letter of Credit. The Defaulting Lender’s decision-making and participation rights and rights to payments as set forth in clauses (i) and (ii) hereinabove shall be restored only upon the payment by the Defaulting Lender of its Commitment Percentage of any Obligations, any participation obligation, or expenses as to which it is delinquent, together with interest thereon at the rate set forth in Section 2.6(f) hereof from the date when originally due until the date upon which any such amounts are actually paid.
          (b) The non-Defaulting Lenders shall also have the right, but not the obligation, in their respective, sole and absolute discretion, to cause the termination and assignment, without any further action by the Defaulting Lender for no cash consideration (pro rata, based on the respective Commitments of those Lenders electing to exercise such right), of the Defaulting Lender’s Revolving Line Commitment to fund future Advances. Upon any such purchase of the Commitment Percentage of any Defaulting Lender, the Defaulting Lender’s share in future Credit Extensions and its rights under the Loan Documents with respect thereto shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest, including, if so requested, an Assignment and Assumption.
          (c) Each Defaulting Lender shall indemnify Agent and each non-Defaulting Lender from and against any and all loss, damage or expenses, including but not limited to reasonable attorneys’ fees and funds advanced by Agent or by any non-Defaulting Lender, on account of a Defaulting Lender’s failure to timely fund its Revolving Line Commitment Percentage of an Advance or to otherwise perform its obligations under the Loan Documents.
     11 NOTICES
          All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), other than Advance requests made pursuant to Section 2.2, by any party to this Agreement or any other Loan Document must be in writing and be delivered or sent by facsimile or electronic mail (i) at the addresses, facsimile numbers or electronic mail addresses listed below, in the case of Borrower and Agent, and (ii) as set forth in an administrative questionnaire delivered to Agent, in the case of Lenders. Any party may change its notice address by giving the other parties written notice thereof. Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission or electronic mail transmission (with such facsimile or electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 11); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below. Advance requests made pursuant to Section 2.2 must be in writing and may be in the form of electronic mail, delivered to Agent by Borrower at the e-mail address of Agent provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 11). Any party may change its address, facsimile number, or electronic mail address by giving the other parties written notice thereof in accordance with the terms of this Section 11.

If to Borrower:	TELECOMMUNICATION SYSTEMS, INC.
LONGHORN ACQUISITION, LLC
SOLVERN INNOVATIONS, INC.
QUASAR ACQUISITION, LLC
NETWORKS IN MOTION, INC.
c/o TELECOMMUNICATION SYSTEMS, INC.
275 West Street, Suite 400
Annapolis, Maryland 21401
Attn: Thomas M. Brandt, Jr., Chief Financial Officer
Fax: (410) 280-1048
Email: tbrandt@telecomsys.com

with a copy to:	TELECOMMUNICATION SYSTEMS, INC.
275 West Street, Suite 400
Annapolis, Maryland 21401
Attn: Bruce White, Vice President and General Counsel
Fax: (410) 280-1048
Email: bwhite@telecomsys.com

If to Agent:	Silicon Valley Bank
One Newton Executive Park, Suite 200
2221 Washington Street, Newton, MA 02462
Attn: Mr. Ryan Ravenscroft
Fax: (617) 969-5962
Email: rravenscroft@svb.com

with a copy to:	Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
Attn: Charles W. Stavros, Esquire
Fax: (617) 880-3456
Email: cstavros@riemerlaw.com
     12 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
          New York law governs the Loan Documents without regard to principles of conflicts of law. Each party hereto submits to the exclusive jurisdiction of the State and Federal courts in New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or any Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in Section 11 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid. NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, AGENT SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH AGENT DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE AGENT’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     13 GENERAL PROVISIONS
     13.1 Amendments and Waivers.
          (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Required Lenders and Borrower may, or, with the written consent of Required Lenders, Agent and Borrower may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as Required Lenders or Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Advance or the Term Loan, extend the scheduled date of any amortization payment in respect of the Term Loan, reduce the stated rate of any interest or fee payable hereunder (except that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (A)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Line Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 13.1 without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents or release all or substantially all of the Collateral, in each case without the written consent of all Lenders; (D) (i) amend, modify or waive the pro rata requirements of Section 2.6 in a manner that adversely affects Revolving Lenders or Letter of Credit Lenders without the written consent of Majority Revolving Lenders or (ii) amend, modify or waive the pro rata requirements of Section 2.6 in a manner that adversely affects Term Lenders without the written consent of Majority Term Lenders; (E) reduce the percentage specified in the definition of Majority Revolving Lenders without the written consent of all Revolving Lenders or reduce the percentage specified in the definition of Majority Term Lenders without the written consent of all Term Lenders; (F) amend, modify or waive any provision of Section 10 without the written consent of Agent; (G) amend, modify or waive any provision of Section 2.1.2 without the written consent of Issuing Lender; or (H) (i) amend or modify the application of payments set forth in Section 2.1.5(d) in a manner that adversely affects Revolving Lenders or Letter of Credit Lenders without the written consent of Majority Revolving Lenders, (ii) amend or modify the application of payments set forth in Section 2.1.5(d) in a manner that adversely affects Term Lenders without the written consent of Majority Term Lenders, (iii) amend or modify the application of payments and proceeds set forth in Section 9.4 in a manner that adversely affects Revolving Lenders or Letter of Credit Lenders without the written consent of Majority Revolving Lenders, or (iv) amend or modify the application of payments and proceeds set forth in Section 9.4 in a manner that adversely affects Term Lenders without the written consent of Majority Term Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, Lenders, Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Lenders and Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing during the period such waiver is effective; provided that no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.
          (b) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of Required Lenders, Agent and Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and the accrued interest and fees in respect thereof and (ii) to include appropriately Lenders holding such credit facilities in any determination of Required Lenders and Majority Revolving Lenders or Majority Term Lenders, as applicable.
          (c) Notwithstanding anything to the contrary herein, no Defaulting Lender or Deteriorating Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
     13.2 Termination Prior to Maturity Date.
          (a) Term Loan. The Term Loan may be prepaid as provided in Section 2.1.5(d) hereof. The Term Loan may be terminated, without penalty, prior to the Term Loan Maturity Date by Borrower, effective one (1) Business Day after written notice of termination is given to Agent. Notwithstanding any such prepayment or termination of the Term Loan, Agent’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. Amounts so prepaid or terminated cannot be reborrowed. Upon payment in full of the Obligations and at such time as Lenders’ obligation to make Credit Extensions has terminated, Agent shall release its Liens and security interests in the Collateral and all rights therein shall revert to Borrower.

          (b) Revolving Line. The Revolving Line may be repaid in whole or in part at any time, without penalty. Subject in any event to the provisions of Section 13.10 hereof, the Revolving Line Commitment may be terminated prior to the Revolving Line Maturity Date by Borrower, effective one (1) Business Day after written notice of such termination is given to Agent, or if Lenders’ obligation to fund Credit Extensions terminates pursuant to the terms of Section 9.1. Notwithstanding any such termination, Agent’s Lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations. Upon payment in full of the Obligations and at such time as Lenders’ obligation to make Credit Extensions has terminated, Agent shall release its Liens and security interests in the Collateral and all rights therein shall revert to Borrower.
     13.3 Successors and Assigns.
          (a) This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without each Lender’s prior written consent (which may be granted or withheld in such Lender’s discretion).
          (b) Subject to the conditions set forth below in Section 13.3(c), any Lender may assign to one or more banks, mutual funds or financials institutions or entities (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Obligations at the time owing to it) with the prior written consent of:
               (i) Agent (such consent not to be unreasonably withheld or delayed);
               (ii) with respect to any proposed assignment of all or a portion of the Letter of Credit Commitment, Issuing Lender; and
               (iii) TCS (such consent not to be unreasonably withheld or delayed), provided that no such consent of TCS shall be required (A) if an Event of Default has occurred and is continuing or (B) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below).
          (c) Assignments shall be subject to the following additional conditions:
               (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), or an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Obligations at the time owing to it, the amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Obligations of the assigning Lender subject to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment is delivered to Agent), shall not be less than $1,000,000 (provided that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount), unless each of Borrower and Agent otherwise consent, provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;
               (ii) the parties to each assignment of all or a portion of any Commitment shall (A) electronically execute and deliver to Agent an Assignment and Assumption via an electronic settlement system acceptable to Agent or (B) manually execute and deliver to Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, payable by the assigning or assignee Lender as they shall mutually agree; and
               (iii) the Assignee, if it shall not be a Lender, shall deliver to Agent an administrative questionnaire.
For the purposes of this Section 13.3, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          (d) Subject to acceptance and recording thereof pursuant to Section 13.3(e) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.8 and 13.12). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.3(g).
          (e) Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Revolving Lenders, and the Revolving Line Commitments of, and principal amount of the Advances owing to, each Revolving Lender pursuant to the terms hereof from time to time, and the names and addresses of Letter of Credit Lenders, and the Letter of Credit Commitments of, and principal amounts owing to, each Letter of Credit Lender pursuant to the terms hereof from time to time (the “Revolving Line Register”). The entries in the Revolving Line Register shall be conclusive, and Borrower, Agent, Issuing Lender and Lenders may treat each Person whose name is recorded in the Revolving Line Register pursuant to the terms hereof as a Revolving Lender and a Letter of Credit Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Revolving Line Register shall be available for inspection by Borrower, Issuing Lender, Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice. Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Term Lenders, and the Term Loan Commitments of, and principal amount of the Term Loan owing to, each Term Lender pursuant to the terms hereof from time to time (the “Term Loan Register”). The entries in the Term Loan Register shall be conclusive, and Borrower, Agent, Issuing Lender and Lenders may treat each Person whose name is recorded in the Term Loan Register pursuant to the terms hereof as a Term Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Term Loan Register shall be available for inspection by Borrower, Issuing Lender, Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (f) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 13.3(c) and any written consent to such assignment required by Sections 13.3(b) or (c) (in each case to the extent required), Agent shall accept such Assignment and Assumption and record the information contained therein in the applicable Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the applicable Register as provided in this Section 13.3(f).
          (g) (i) Any Lender may, without the consent of Borrower or Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Obligations owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Agent, Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 13.1 and (2) directly affects such Participant. Subject to Section 13.3(g)(ii), Borrower agrees that each Participant shall be entitled to the benefits of Section 2.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Sections 13.3(b) and (c). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.13(b) as though it were a Lender, provided that such Participant shall be subject to Section 13.13(a) as though it were a Lender.
     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a

Non-U.S. Lender shall not be entitled to the benefits of Section 2.8 unless such Participant complies with Section 2.8(d).
          (h) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
          (i) Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a promissory note to any Lender requiring a promissory note to facilitate transactions of the type described in Section 13.3(h) above.
          (j) Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments or Obligations, as the case may be, represents and warrants as of the Effective Date or as of the effective date of the applicable Assignment and Assumption that: (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments, loans or investments such as the Commitments and Obligations; and (iii) it will make or invest in its Commitments and Obligations for its own account in the ordinary course of its business and without a view to distribution of such Commitments and Obligations within the meaning of the Securities Act or the Exchange Act, or other federal securities laws (it being understood that, subject to the provisions of this Section 13.3, the disposition of such Commitments and Obligations or any interests therein shall at all times remain within its exclusive control).
     13.4 Indemnification. Borrower agrees to indemnify, defend and hold Agent and each Lender and their respective Related Parties (each, an “Indemnified Person”) harmless from and against: (a) any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) which do not constitute Non-Excluded Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents; and (b) any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of or in connection with the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents (regardless of whether any Indemnified Person is a party hereto and regardless or whether any such matter is initiated by a third party, Borrower, any Guarantor or any other Person), including any of the foregoing relating to the use of proceeds of the Credit Extensions, and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnified Person against Borrower or any Guarantor under any Loan Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”), provided that Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 13.4 shall be payable not later than ten (10) days after written demand therefor. Statements payable by Borrower or any Guarantor pursuant to this Section 13.4 shall be submitted to Thomas M. Brandt, Jr., Chief Financial Officer (Telecopy No. (410) 280-1048), at the address of Borrower set forth in Section 11, or to such other Person or address as may be hereafter designated by Borrower or any Guarantor in a written notice to Agent. The agreements in this Section 13.4 shall survive repayment of the Obligations and all other amounts payable hereunder.
     13.5 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     13.6 Correction of Loan Documents. Agent may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties so long as Agent provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction. In the event of such objection, such correction shall not be made except by an amendment signed by Agent, Required Lenders and Borrower.

     13.7 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     13.8 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
     13.9 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
     13.10 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The obligation of Borrower in Section 13.4 to indemnify the Indemnified Parties shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     13.11 Confidentiality. In handling any confidential information received from Borrower or any Person on Borrower’s behalf regarding or relating to Borrower, Agent and each Lender shall exercise the same degree of care that it exercises for its own proprietary information, and Agent and each Lender shall not disclose such confidential information other than as follows: (a) to Agent’s and each Lender’s Subsidiaries or Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential); (b) to prospective transferees or purchasers of any interest in the Obligations (provided, however, Agent and each Lender shall first obtain any such prospective transferee’s or purchaser’s agreement to comply with the terms of this Section 13.11); (c) as required by law, regulation, subpoena, or other order of any Governmental Authority; (d) to any regulatory authority purporting to have jurisdiction over Agent or any Lender (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (e) in connection with the exercise of any remedies under the Loan Documents; and (f) to third-party service providers of Agent and any Lender in connection with any examination or audit so long as such service providers have executed a confidentiality agreement with Agent or such Lender, as applicable, with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Agent’s or any Lender’s possession when disclosed to Agent or such Lender, or becomes part of the public domain after disclosure to Agent or such Lender; or (ii) disclosed to Agent or any Lender by a third party, if Agent or such Lender does not know that the third party is prohibited from disclosing the information.
          Agent and each Lender may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
     13.12 Attorneys’ Fees, Costs and Expenses. Borrower shall pay all Secured Party Expenses, including, without limitation, all Secured Party Expenses incurred in any action or proceeding between Borrower and Agent or any Lender arising out of or relating to the Loan Documents.
     13.13 Adjustments; Right of Set Off.
          (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to Term Lenders or Revolving Lenders, as applicable, if any Lender (a “Benefitted

Lender”) shall, at any time after the Obligations and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) Borrower hereby grants to each Lender a lien, security interest and right of set off as security for all Obligations, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of any Lender or any entity under the control of any Lender (including a Lender subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of Lenders provided by law, each Lender shall have the right, without prior notice to Borrower or any Guarantor, any such notice being expressly waived by Borrower and each Guarantor to the extent permitted by applicable law, upon any amount becoming due and payable by Borrower or any Guarantor hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of Borrower or such Guarantor, as the case may be. Each Lender agrees promptly to notify Borrower and Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER OR ANY GUARANTOR ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
     13.14 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
     13.15 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
     13.16 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty, this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
     13.17 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
     13.18 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
     13.19 Releases of Guarantees and Liens.

          (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, Agent is hereby irrevocably authorized by each Lender (without requirement of notice to, or consent of, any Lender except as expressly required by Section 13.1) to take any action requested by Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 13.1 or (2) under the circumstances described in Section 13.19(b) below.
          (b) At such time as the Obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by this Agreement and the other Loan Documents, and this Agreement and the other Loan Documents and all obligations (other than those expressly stated to survive such termination) of Agent, each Lender and Borrower under this Agreement and the other Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.
     13.20 Replacement of Lenders. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.3), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
          (a) Borrower shall have paid to Agent the assignment fee specified in Section 13.3(c)(ii);
          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Credit Extensions, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the Assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
          (c) in the case of any such assignment resulting from payments required to be made pursuant to Section 2.8, such assignment will result in a reduction in such compensation or payments thereafter; and
          (d) such assignment does not conflict with applicable laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
     14 DEFINITIONS
     14.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
          “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
          “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.
          “Adjusted Quick Ratio” means the ratio of (A) (i) Borrower’s domestic unrestricted cash and domestic unrestricted Cash Equivalents plus (ii) the aggregate value of Borrower’s net billed accounts receivable divided by (B) (i) Borrower’s Current Liabilities (including, without limitation, all Indebtedness owed to Lenders and any Reserves established by Agent), less (ii) the current portion of Borrower’s Deferred Revenue, less (iii) to the extent included as Current Liabilities, all principal Indebtedness owing under the NIM Seller Notes.

          “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
          “Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person.
          “Agent” means SVB, together with its Affiliates, as the administrative agent and the collateral agent under this Agreement and the other Loan Documents, together with any of its successors in such capacity.
          “Agreement” is defined in the preamble hereof.
          “Approved Fund” is defined in Section 13.3(c).
          “Assignee” is defined in Section 13.3(b).
          “Assignment and Assumption” is an Assignment and Assumption, substantially in the form of Exhibit D.
          “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent of the face amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit plus an amount equal to the Letter of Credit Reserve), minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.
          “Benefitted Lender” is defined in Section 13.13(a).
          “Borrower” is defined in the preamble hereof.
          “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
          “Borrowing Base” is eighty-five percent (85%) of Eligible Accounts, as determined by Agent from Borrower’s most recent Borrowing Base Certificate.
          “Borrowing Base Certificate” is that certain certificate included within each Transaction Report.
          “Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Agent and Lenders approving the Loan Documents to which such Person is a party and the transactions contemplated thereby.
          “Business Day” is any day that is not a Saturday, Sunday or a day on which Agent is closed.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, plus (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets or the capital stock of any other Person.
          “Cash Equivalents” means: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) any Lender’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
          “Cash Management Services” is defined in Section 2.1.4.

          “Change in Control” is a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of greater than 35% of the shares of all classes of stock then outstanding of TCS ordinarily entitled to vote in the election of directors.
          “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further that, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
          “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
          “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
          “Commitment” means, as to any Lender, the sum of the Revolving Line Commitment, the Letter of Credit Commitment (which is a sublimit of the Revolving Line Commitment) and the Term Loan Commitment of such Lender.
          “Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Total Commitments represented by such Lender’s Commitment at such time. The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
          “Communication” is defined in Section 11.
          “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
          “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for: (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided that “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; provided further that the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Agent pursuant to which Agent, for the ratable benefit of the Secured Parties, obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

          “Convertible Senior Unsecured Notes” means the convertible senior unsecured notes of TCS due November 1, 2014 in the aggregate original principal amount of up to $103,500,000.
          “Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
          “Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by any Lender for Borrower’s benefit.
          “Current Liabilities” are all obligations and liabilities of Borrower to Lenders (including, without limitation, all long term obligations and liabilities of Borrower to Lenders in respect of the Term Loan), plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
          “Declined Amount” is defined in Section 2.1.5(d).
          “Default” means any event which with notice or passage of time or both, would constitute an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of Advances or participations in Letters of Credit required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Default Rate” is defined in Section 2.4(b).
          “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
          “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
          “Designated Deposit Account” is Borrower’s deposit account, account number 3300363939, maintained with SVB.
          “Deteriorating Lender” means any Defaulting Lender or any Lender as to which (a) Issuing Lender has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that Controls such Lender has been deemed insolvent or become the subject of a bankruptcy, insolvency or similar proceeding.
          “Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
          “Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          “EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) reasonable add-backs for non-cash deductions from Net Income, including, without limitation, non-cash stock compensation expense, in each case in this clause (e) in Agent’s sole discretion, minus (f) capitalized software development expense.
          “Effective Date” is defined in the preamble hereof.

          “Eligible Accounts” are Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Agent reserves the right at any time and from time to time after the Effective Date upon notice to Borrower, to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Without limiting the fact that the determination of which Accounts are eligible for borrowing is a matter of Agent’s good faith judgment, the following (“Minimum Eligibility Requirements”) are the minimum requirements for an Account to be an Eligible Account. Unless Agent agrees otherwise in writing, Eligible Accounts shall not include:
          (a) Accounts for which the Account Debtor has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
          (b) Accounts that the Account Debtor has not paid within ninety (90) days of invoice date, regardless of invoice payment period terms;
          (c) Accounts owing from an Account Debtor, fifty percent (50%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
          (d) Accounts billed and/or payable outside the United States;
          (e) Accounts with credit balances over ninety (90) days from invoice date;
          (f) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed thirty percent (30%) of all Accounts, for the amounts that exceed that percentage, unless Agent approves in writing;
          (g) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
          (h) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
          (i) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada except for Eligible Foreign Accounts;
          (j) Accounts owing from the United States or any department, agency, or instrumentality thereof except for Accounts of the United States if Borrower has assigned its payment rights to Agent and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
          (k) Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), with the exception of customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business;
          (l) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, “bill and hold”, or other terms if Account Debtor’s payment may be conditional;
          (m) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
          (n) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

          (o) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
          (p) Accounts subject to liens in favor of any other Person;
          (q) Accounts subject to chargebacks or other payment deductions taken by an Account Debtor, in the amount of such chargebacks or other payment deductions;
          (r) Accounts for which Agent in its good faith business judgment determines collection to be doubtful; and
          (s) other Accounts which Agent deems ineligible in the exercise of its good faith business judgment.
          “Eligible Assignee” means any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that neither Borrower nor any Affiliate of Borrower shall be an Eligible Assignee.
          “Eligible Foreign Accounts” are Accounts for which the Account Debtor does not have its principal place of business in the United States or Canada but are otherwise Eligible Accounts that: (a) Agent pre-approves in writing; and (b) are supported by letter(s) of credit acceptable to Agent, in its sole discretion.
          “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
          “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
          “Event of Default” is defined in Section 8.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and any successor statute.
          “Exemption Certificate” is an Exemption Certificate, substantially in the form of Exhibit C.
          “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by SVB from three federal funds brokers of recognized standing selected by it.
          “Fee Letter” means that certain letter agreement to be entered into after the Effective Date between Borrower and Agent.
          “Fixed Charge Coverage Ratio” means the ratio of (A) (i) Borrower’s EBITDA for the trailing twelve (12) month period then ending minus (ii) Borrower’s unfinanced Capital Expenditures (made during such period) minus (iii) taxes and dividends paid in cash (during such period), divided by (B) Borrower’s Fixed Charges for the trailing three (3) month period then ended (including, for the period ending December 31, 2009, an amount equal to three regularly scheduled Term Loan Payments) multiplied by four (4).
          “Fixed Charges” means the sum of (i) Borrower’s Interest Expense plus (ii) all required principal payments on Indebtedness (other than Indebtedness owing under the NIM Seller Notes) during the trailing three (3) month period then ended.

          “Foreign Currency” means lawful money of a country other than the United States.
          “Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
          “Funding Office” means the office of Agent specified in Section 11 or such other office as may be specified from time to time by Agent as its funding office by written notice to Borrower and Lenders.
          “FX Business Day” is any day when (a) SVB’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to SVB from the entity from which SVB shall buy or sell such Foreign Currency.
          “FX Forward Contract” is defined in Section 2.1.3.
          “FX Reserve” is defined in Section 2.1.3.
          “FX Reduction Amount” is defined in Section 2.1.3.
          “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
          “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
          “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
          “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
          “Group Member” means, collectively, Borrower, any Guarantor and their respective Subsidiaries.
          “Guarantor” is any present or future guarantor of the Obligations.
          “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
          “Indemnified Liabilities” is defined in Section 13.4.
          “Indemnified Person” is defined in Section 13.4.
          “Initial Draw” is defined in Section 2.1.5(a).

          “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
          “Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:
          (t) its Copyrights, Trademarks and Patents, and all related applications;
          (u) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals;
          (v) any and all source code;
          (w) any and all design rights which may be available to a Borrower;
          (x) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
          (y) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
          “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.
          “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
          “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
          “IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Agent dated as of the date hereof.
          “Issuing Lender” means, as the context may require, SVB or any Affiliate thereof, in its capacity as issuer of any Letter of Credit. Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of Issuing Lender or other financial institutions, in which case the term “Issuing Lender” shall include any such Affiliate or other financial institution with respect to Letters of Credit issued by such Affiliate or other financial institution.
          “Lenders” is defined in the preamble of this Agreement; provided that, unless the context otherwise requires, each reference herein to Lenders shall be deemed to include Issuing Lender.
          “Letter of Credit” means a standby letter of credit issued by Issuing Lender or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Issuing Lender as set forth in Section 2.1.2.

          “Letter of Credit Application” is defined in Section 2.1.2(a).
          “Letter of Credit Commitment” means, as to any Letter of Credit Lender, the obligation of such Letter of Credit Lender, if any, to purchase an undivided interest in Issuing Lender’s obligations and rights under and in respect of each Letter of Credit (including to make payments with respect to draws made under any Letter of Credit pursuant to Section 2.1.2(b)) in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Line Commitment” opposite such Letter of Credit Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Letter of Credit Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The Letter of Credit Commitment is a sublimit of the Revolving Line Commitment and the aggregate Letter of Credit Commitment shall not exceed the lesser of (a) Ten Million Dollars ($10,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount, or (b) the lesser of the Revolving Line Commitment or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount.
          “Letter of Credit Commitment Percentage” means, as to any Letter of Credit Lender at any time, the percentage of the Total Letter of Credit Commitments represented by such Letter of Credit Lender’s Letter of Credit Commitment.
          “Letter of Credit Disbursement” has the meaning set forth in Section 2.1.2(b).
          “Letter of Credit Lender” means a Lender with a Letter of Credit Commitment.
          “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(d).
          “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
          “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the Fee Letter, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower or any Guarantor and/or for the benefit of any Lender or any of its Affiliates in connection with this Agreement, all as amended, restated, or otherwise modified.
          “Longhorn” is defined in the preamble hereof.
          “Majority Revolving Lenders” means, as of any date of determination, at least two Revolving Lenders holding more than 66 2/3% of the Total Revolving Line Commitments or, if the Revolving Line Commitment of each Revolving Lender has been terminated, at least two Revolving Lenders holding in the aggregate more than 66 2/3% of the aggregate amount of the Revolving Credit Extensions then outstanding (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Revolving Lender for purposes of this definition); provided that the Revolving Line Commitment of, and the portion of the Revolving Credit Extensions held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Majority Revolving Lenders.
          “Majority Term Lenders” means, as of any date of determination, at least two Term Lenders holding more than 66 2/3% of the Total Term Loan Commitments or, if the Term Loan Commitment of each Term Lender has been terminated, at least two Term Lenders holding in the aggregate more than 66 2/3% of the aggregate unpaid principal amount of the Term Loan then outstanding; provided that the Term Loan Commitment of, and the portion of the Term Loan held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Majority Term Lenders.
          “Material Adverse Change” is: (a) a material impairment in the perfection or priority of Agent’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole; or (c) a material impairment of the prospect of repayment of the Obligations.

          “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 25, 2009, by and among TCS, Olympus, NIM and G. Bradford Jones, as the Stockholders’ Representative (as defined therein), including all schedules, exhibits and annexes thereto, as in effect on December 15, 2009.
          “Minimum Eligibility Requirements” is defined in the defined term “Eligible Accounts”.
          “Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries, if any, for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period; provided, however, that there shall be excluded from Net Income extraordinary gains (including, without limitation, extraordinary gains arising from the Sybase Settlement) and extraordinary losses for such period in accordance with GAAP.
          “NIM” is defined in the preamble hereof.
          “NIM Acquisition” means the acquisition by TCS of all of the outstanding capital stock of NIM pursuant to the terms and conditions of the Merger Agreement.
          “NIM Indemnification Notes” means those certain Indemnification Promissory Notes made by TCS in favor of the holders thereof in the aggregate original principal amount of Twenty Million Dollars ($20,000,000), which original principal amount is subject to set-off by the holders’ indemnification obligations, if any, under the Merger Agreement.
          “NIM Seller Notes” means (a) the NIM Subordinated Notes, and (b) the NIM Indemnification Notes.
          “NIM Subordinated Notes” means those certain Twelve Month Promissory Notes made by TCS in favor of the holders thereof in the aggregate original principal amount of Twenty Million Dollars ($20,000,000), which original principal amount is subject to set-off by certain post-closing working capital adjustments to the Merger Consideration (as defined in the Merger Agreement) under the circumstances described in Section 2.7(a) of the Merger Agreement.
          “Non-Excluded Taxes” is defined in Section 2.8(a).
          “Non-U.S. Lender” is defined in Section 2.8(d).
          “Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Secured Party Expenses and other amounts Borrower owes Agent and Lenders now or later, whether under this Agreement or the other Loan Documents, including, without limitation, all obligations relating to Letters of Credit (including reimbursement obligations for drawn and undrawn letters of credit), Cash Management Services, and F/X Forward Contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Agent or any Lender, and to perform Borrower’s duties under the Loan Documents.
          “Olympus” means Olympus Merger Sub, Inc., a Delaware corporation.
          “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” is defined in Section 13.3(f).

          “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
          “Payment” means all checks, wire transfers and other items of payment received by Agent or any Lender (including proceeds of Accounts and payment of all the Obligations in full) for credit to Borrower’s outstanding Credit Extensions or, if the balance of the Credit Extensions has been reduced to zero, for credit to its Deposit Accounts.
          “Payment Conditions” means, at the time of determination with respect to any payment under the NIM Subordinated Notes, that (a) no Default or Event of Default shall have occurred and be continuing or would occur as a result of the making of such payment, and (b) at the time of such determination and immediately following, and after giving effect to, such payment, Borrower maintains either (i) a Fixed Charge Coverage Ratio (which, for purposes of demonstrating compliance with the Payment Conditions, shall include in the denominator any payment to be made under the NIM Subordinated Notes) of not less than 1.00:1.00 or (ii) domestic unrestricted cash at SVB and domestic unrestricted Cash Equivalents at SVB of not less than Fifty Million Dollars ($50,000,000). Prior to making any payment under the NIM Subordinated Notes, Borrower shall deliver to Agent (A) a certificate signed by a Responsible Officer of Borrower certifying that the conditions contained in clauses (a) and (b) of the preceding sentence have been satisfied, and (B) if Borrower is relying upon clause (b)(i) of the preceding sentence in order to make such payment, forecasts prepared in good faith by management of Borrower of consolidated and consolidating balance sheets, statements of income or operations and cash flows, which projected financial information shall give due consideration to results for prior fiscal periods, shall give effect to the proposed payment under the NIM Subordinated Notes and shall be in a form and based upon assumptions reasonably satisfactory to Agent.
          “Perfection Certificate” is defined in Section 5.1.
          “Permitted Acquisition” is defined in Section 7.3.
          “Permitted Indebtedness” is:
          (z) Borrower’s Indebtedness to Lenders under this Agreement and the other Loan Documents;
          (aa) Indebtedness existing on the Effective Date and shown on the Perfection Certificate;
          (bb) (i) the NIM Indemnification Notes and (ii) Subordinated Debt, including, without limitation, the Indebtedness owing under the NIM Subordinated Notes;
          (cc) unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
          (dd) Indebtedness secured by Permitted Liens;
          (ee) Indebtedness owed by one Borrower to another Borrower, or, subject to clause (d) of the definition of “Permitted Investments” hereof, Indebtedness owed by a Subsidiary to a Borrower;
          (ff) Indebtedness of TCS under the Convertible Senior Unsecured Notes;
          (gg) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be; and
          (hh) other unsecured Indebtedness in an aggregate principal amount not to exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.
          “Permitted Investments” are:

          (ii) Investments shown on the Perfection Certificate and existing on the Effective Date;
          (jj) Cash Equivalents;
          (kk) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;
          (ll) Investments by Borrower in Subsidiaries that are not a Borrower in an amount not to exceed Three Million Dollars ($3,000,000) in the aggregate for all such Subsidiaries at any time, with the amount of each such Investment to be measured at the time that such Investment is made;
          (mm) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors;
          (nn) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
          (oo) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this clause (g) shall not apply to Investments of Borrower in any Subsidiary; and
          (pp) Investments in other assets in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate.
          “Permitted Liens” are:
          (qq) Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;
          (rr) Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code;
          (ss) purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment; provided that in no event shall Liens permitted pursuant to subclause (i) of this clause (c), together with Liens permitted pursuant to clause (d) of this definition, secure more than Two Million Dollars ($2,000,000) in the aggregate amount outstanding;
          (tt) Liens securing capital lease obligations; provided that such Liens are limited to the property being leased; provided further that in no event shall Liens permitted pursuant to this clause (d), together with Liens permitted pursuant to clause (c)(i) of this definition, secure more than Two Million Dollars ($2,000,000) in the aggregate amount outstanding (it being agreed that the amount of such obligations shall be the capitalized amount thereof, as determined in accordance with GAAP);
          (uu) statutory Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons imposed without action of such parties, provided that such Liens do not have priority over any of Agent’s Lien, such Liens attach only to Inventory and the aggregate amount of the Indebtedness secured by such Liens does not at any time exceed Two Hundred Fifty Thousand Dollars ($250,000) and is not delinquent or is being contested in good faith by appropriate proceedings;
          (vv) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business, provided that such Liens do not have priority over any of Agent’s Liens;

          (ww) Liens in favor of customs and revenue authorities securing the payment of customs duties in connection with the importation of goods in the ordinary course of Borrower’s business, consistent with past practices;
          (xx) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (f), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;
          (yy) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Agent a security interest;
          (zz) non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
          (aaa) security deposits paid pursuant to the terms of leases or subleases of real property entered into by Borrower in the ordinary course of business;
          (bbb) deposits to secure the performance of bids and trade contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred by Borrower in the ordinary course of business; and
          (ccc) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 or 8.7.
          “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
          “Prepayment Date” is defined in Section 2.1.5(d).
          “Prime Rate” is the greater of (i) four percent (4.00%) per annum, or (ii) SVB’s most recently announced “prime rate,” even if it is not SVB’s lowest rate; provided that in no event shall SVB’s “prime rate” be less than the “prime rate” published from time to time in the Wall Street Journal.
          “Prior Loan Agreement” means that certain Third Amended and Restated Loan and Security Agreement, dated as of June 26, 2009, by and among TCS, Longhorn, Solvern, Quasar and SVB.
          “Prior Term Loan” is defined in Section 2.1.5(b).
          “Quasar” is defined in the preamble hereof.
          “Register” means the Revolving Line Register or the Term Loan Register, as the context requires.
          “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Required Lenders” means, as of any date of determination, at least two Lenders holding more than 66 2/3% of the Total Commitments or, if the Commitment of each Lender has been terminated, at least two Lenders holding in the aggregate more than 66 2/3% of the aggregate amount of the Credit Extensions then outstanding (with the aggregate amount of each Lender’s risk participation and funded participation in Letters of Credit being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Credit Extensions held or deemed held by, any Defaulting Lender or Deteriorating Lender shall be excluded for purposes of making a determination of Required Lenders.
          “Requirement of Law” is, as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means, as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Advances, Letters of Credit and other financial accommodations which would otherwise be available to Borrower under the lending formulas: (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, do or may have a material adverse effect on (i) the Collateral or any other property which is security for the Obligations or its value (including, without limitation, any increase in delinquencies of Accounts), (ii) the assets or business of Borrower or any Guarantor, or (iii) the security interests and other rights of Agent in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower or any Guarantor to Agent or any Lender is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Agent determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.
          “Responsible Officer” is any of the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of Borrower.
          “Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Agent’s right to sell any Collateral.
          “Revolving Credit Extensions” means all Credit Extensions other than the Term Loan.
          “Revolving Lender” means each Lender that has a Revolving Line Commitment or that holds Advances under the Revolving Line.
          “Revolving Line” is an Advance or Advances in an amount equal to Thirty Five Million Dollars ($35,000,000).
          “Revolving Line Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Advances and participate in Letters of Credit in an aggregate principal amount not to exceed the amount set forth under the heading “Revolving Line Commitment” opposite such Lender’s name on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof (including in connection with assignments permitted hereunder).
          “Revolving Line Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Total Revolving Line Commitments represented by such Lender’s Revolving Line Commitment at such time. The initial Revolving Line Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Revolving Line Maturity Date” is the earlier of (a) June 25, 2012 or (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Section 9.1.
          “Revolving Line Register” is defined in Section 13.3(d).
          “SEC” means the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

          “Second Draw” is defined in Section 2.1.5(a).
          “Secretary’s Certificate” means, with respect to a Person, a certificate executed by its secretary or other appropriate officer on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) that attached to such certificate is a true, accurate, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Agent and Lenders may conclusively rely on such certificate unless and until such Person shall have delivered to Agent and Lenders a further certificate canceling, amending or replacing such prior certificate
          “Secured Parties” means: (a) individually, (i) each Lender and its Affiliates, (ii) Agent and its Affiliates, (iii) Issuing Lender, (iv) each beneficiary of each indemnification obligation undertaken by Borrower under any Loan Document, (v) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vi) the successors and assigns of each of the foregoing; and (b) collectively, all of the foregoing.
          “Secured Party Expenses” are (a) all out-of-pocket costs and expenses incurred by Agent in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to Borrower prior to the Effective Date (in the case of amounts to be paid on the Effective Date) and from time to time thereafter on a quarterly basis or such other periodic basis as Agent shall deem appropriate, and (b) all costs and expenses incurred by Agent and, after acceleration of the Obligations, each Lender in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to Agent.
          “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
          “Securities Act” means the Securities Act of 1933, as amended from time to time and any successor statute.
          “Settlement Date” is defined in Section 2.7.
          “Sidereal Acquisition” means the acquisition by Quasar of substantially all of the assets of Sidereal Solutions Incorporated, a Georgia corporation (“Sidereal”), pursuant to the terms and conditions of a certain Asset Purchase Agreement, dated as of November 16, 2009, by and among Sidereal, the former shareholders of Sidereal, TCS and Quasar.
          “Solvern” is defined in the preamble hereof.
          “Solvern Acquisition” means the acquisition by TCS of substantially all of the common stock of Solvern pursuant to the terms and conditions of a certain Purchase and Sale Agreement, dated as of October 30, 2009, by and among Solvern, the former shareholders of Solvern and TCS.
          “Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Lenders (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Lenders and entered into between Agent and the other creditor), on terms acceptable to Lenders.
          “Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.
          “SVB” means Silicon Valley Bank and its successors.
          “Sybase Settlement” means the settlement and license agreement entered into between TCS and Sybase, Inc. (“Sybase”) on or about December 22, 2009, pursuant to which Sybase will make a one-time cash payment to TCS and TCS will dismiss with prejudice its pending suit against Sybase 365 (a subsidiary of Sybase) in the United States District Court for the Eastern District of Virginia, as well as its pending suit against Sybase 365 involving U.S. patent No. 7,460,425.
          “TCS” is defined in the preamble hereof.
          “Term Lender” means each Lender that has a Term Loan Commitment or that holds a portion of the Term Loan.
          “Term Loan” means, collectively, the term loans made by Term Lenders pursuant to the terms of Section 2.1.5 hereof.
          “Term Loan Amount” is an aggregate original principal amount equal to Forty Million Dollars ($40,000,000).
          “Term Loan Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Loan Commitment” opposite such Lender’s name on Schedule 2.1.
          “Term Loan Commitment Percentage” means, as to any Lender at any time, the percentage (carried out to the fourth decimal place) of the Total Term Loan Commitments represented by such Lender’s Term Loan Commitment at such time. The initial Term Loan Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
          “Term Loan Maturity Date” is the earlier of (a) June 30, 2014 or (b) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Section 9.1.
          “Term Loan Payment” is defined in Section 2.1.5(b).
          “Term Loan Register” is defined in Section 13.3(d).
          “Total Commitments” means, at any time, the aggregate amount of the Commitments then in effect. The initial amount of the Total Commitments on the Effective Date is Seventy Five Million Dollars ($75,000,000).
          “Total Letter of Credit Commitments” means, at any time, the sum of all Letter of Credit Commitments at such time, as the same may be reduced from time to time pursuant to Section 2.1.2(b). The initial amount of the Total Letter of Credit Commitments on the Effective Date is Ten Million Dollars ($10,000,000).
          “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, [and current portion of Subordinated Debt permitted to be paid by Borrower, but excluding all other Subordinated Debt].

          “Total Revolving Line Commitments” means, at any time, the aggregate amount of the Revolving Line Commitments then in effect. The initial amount of the Total Revolving Line Commitments on the Effective Date is Thirty Five Million Dollars ($35,000,000).
          “Total Term Loan Commitments” means, at any time, the aggregate amount of the Term Loan Commitments then in effect. The initial amount of the Total Term Loan Commitments on the Effective Date is Forty Million Dollars ($40,000,000).
          “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
          “Transaction Report” is Agent’s standard reporting package provided by Agent to Borrower.
          “Transfer” is defined in Section 7.1.
          “Transferee” means any Assignee or Participant.
          “Unused Revolving Line Facility Fee” is defined in Section 2.5(c).
[Signature page follows.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWER: TELECOMMUNICATION SYSTEMS, INC.
By
Name: Thomas M. Brandt, Jr.
Title: Senior Vice President and Chief Financial Officer

LONGHORN ACQUISITION, LLC
By
Name: Thomas M. Brandt, Jr.
Title: Senior Vice President and Chief Financial Officer

SOLVERN INNOVATIONS, INC.
By
Name: Thomas M. Brandt, Jr.
Title: Treasurer

QUASAR ACQUISITION, LLC
By
Name: Thomas M. Brandt, Jr.
Title: Senior Vice President and Chief Financial Officer

NETWORKS IN MOTION, INC.
By
Name: Thomas M. Brandt, Jr.
Title: Senior Vice President, Chief Financial Officer and Treasurer

AGENT: SILICON VALLEY BANK
By
Name: Ryan Ravenscroft
Title: Vice President

LENDERS: SILICON VALLEY BANK
By
Name: Ryan Ravenscroft
Title: Vice President
[Signature Page to Loan and Security Agreement]

OTHER LENDERS:
MANUFACTURERS & TRADERS TRUST COMPANY

By
Name:
Title:

Effective Date: December 31, 2009
[Signature Page to Loan and Security Agreement]

EXHIBIT A — COLLATERAL DESCRIPTION
     The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all of Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

1

EXHIBIT B
COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK, AS AGENT	Date:

FROM:	TELECOMMUNICATION SYSTEMS, INC.
LONGHORN ACQUISITION, LLC
SOLVERN INNOVATIONS, INC.
QUASAR ACQUISITION, LLC
NETWORKS IN MOTION, INC.
     The undersigned authorized officer of each of TELECOMMUNICATION SYSTEMS, INC., LONGHORN ACQUISITION, LLC, SOLVERN INNOVATIONS, INC., QUASAR ACQUISITION, LLC and NETWORKS IN MOTION, INC. (jointly and severally, individually and collectively, the “Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement, dated as of December 31, 2009, among Borrower, Lenders and Agent (the “Agreement”), (1) Borrower is in complete compliance for the period ending _________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries, if any, relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Agent. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with generally GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes	No

Quarterly consolidated and consolidating financial statements (management prepared)	Quarterly within 45 days	Yes	No

Annual financial statement (CPA Audited) + CC	FYE within 120 days	Yes	No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes	No

A/R & A/P Agings	Monthly within 15 days	Yes	No

Projections	60 days prior to FYE and as amended	Yes	No

Transaction Reports	Weekly (monthly within 30 days if no Event of Default) and with each request for a Credit Extension	Yes	No
The following Intellectual Property was registered after the Effective Date (if no registrations, state “None”)

The following Collateral Accounts were established after the Effective Date (if no such Collateral Accounts, state “None”):

Financial Covenant	Required	Actual	Complies
Maintain as indicated:

Minimum Adjusted Quick Ratio (Monthly)	*	___:1.00	Yes	No

Minimum Fixed Charge Coverage Ratio (Quarterly)	**	___:1.00	Yes	No

*	See Section 6.9(a)

**	See Section 6.9(b)
     The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

TELECOMMUNICATION SYSTEMS, INC.	AGENT USE ONLY
LONGHORN ACQUISITION, LLC
SOLVERN INNOVATIONS, INC.
QUASAR ACQUISITION, LLC
NETWORKS IN MOTION, INC.	Received by:

authorized signer

Date:
By:

	Name:	Verified:

authorized signer
Title:

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
Dated:

I.	Adjusted Quick Ratio (Section 6.9(a))

Required: See Section 6.9(a)

Actual:

A.	Borrower’s domestic unrestricted cash and domestic unrestricted Cash Equivalents	$

B.	Aggregate value of net billed accounts receivable of Borrower	$

C.	Quick Assets (the sum of lines A plus B)	$

D.	Borrower’s Current Liabilities (including, without limitation, all long term obligations and liabilities of Borrower to Lenders in respect of the Term Loan, all other Indebtedness owed to Lenders and any Reserves established by Agent), less the current portion of Borrower’s Deferred Revenue, less, to the extent included as Current Liabilities, principal Indebtedness owing under the NIM Seller Notes	$

E.	Adjusted Quick Ratio (line C divided by line D)

Is line E equal to or greater than :1:00?

No, not in compliance Yes, in compliance

II.	Fixed Charge Coverage Ratio (Section 6.9(b))

Required: See Section 6.9(b)

Actual:

A.	Borrower’s EBITDA for the trailing twelve (12) month period then ending	$

B.	Borrower’s unfinanced Capital Expenditures (made during such period)	$

C.	taxes and dividends paid in cash (during such period)	$

D.	Adjusted EBITDA (the sum of lines A minus B minus C)	$

E.	Borrower’s Fixed Charges for the trailing three (3) month period then ended (including, for the period ending December 31, 2009, an amount equal to three regularly scheduled Term Loan Payments) multiplied by four (4)	$

F.	Fixed Charge Coverage Ratio (line D divided by line E)

Is line D equal to or greater than :1.00?

No, not in compliance Yes, in compliance